August 29, 2007

Shareholders and Board of Directors

Bruce Fund, Inc.

20 North Wacker Drive, Suite 2414

Chicago, Illinois 60606

Shareholders and Members of the Board of Directors:

In connection with our audit of Bruce Fund, Inc.’s (the “Fund”), (a Maryland corporation) financial statements as of June 30, 2007 and for the year then ended, the standards established by the United States Public Company Accounting Oversight Board (“PCAOB Standards”) require that we advise you of internal control matters identified during our audit.

Our Responsibilities

Our responsibility, as prescribed by PCAOB Standards, is to plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud. An audit includes consideration of internal control over financial reporting (hereinafter referred to as “internal control”) as a basis for designing audit procedures that are appropriate in the circumstances for the purpose of expressing our opinion on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control or to identify deficiencies in internal control. Accordingly, we express no such opinion on internal control effectiveness.

Because our consideration of internal control was for the limited purpose described above, our audit would not necessarily identify all control deficiencies, significant deficiencies or material weaknesses. However, we are responsible for communicating to management and the Board of Directors (hereinafter referred to as “those charged with governance”) any control deficiencies identified during the audit that upon evaluation are considered significant deficiencies or material weaknesses.

Definitions Related to Internal Control Deficiencies

A deficiency in internal control (“control deficiency”) exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. Control deficiencies may individually, or in combination, give rise to a significant deficiency or a material weakness.

A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s financial statements that is more than inconsequential will not be prevented or detected by the company’s internal control. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the company’s internal control.

Identified Deficiencies in Internal Control

We did not identify any deficiencies in internal control that we consider to be material weaknesses, as defined above.

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This communication is intended solely for the information and use of management, those charged with governance, and others within the Fund and the Securities and Exchange Commission, and is not intended to be, and should not be, used by anyone other than these specified parties.

Very truly yours,